SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                              FORM 8 - K



                            CURRENT REPORT

         PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES
                    AND EXCHANGE ACT OF 1934


    Date of Report (Date of earliest event reported):

                           February 1, 1999


                DEFAULT PROOF CREDIT CARD SYSTEM, INC.
         (Exact Name of Registrant as Specified in its Charter)



             Florida                                  0-17114
    (State or other Jurisdiction of            (Commission File No.)
    Incorporation or Organization)

                              59-2686523
               (I.R.S. Employer Identification Number)


                                1545 Miller Road
                        Coral Gables, Florida 33146-2309

               (Address of Principal            (Zip Code)
                Executive Offices)

     Registrant's Telephone Number, including Area Code:    (305) 666-1460


    Item 5.    Registrant's Reverse Stock Split of Corporation's
    Common Stock Shares

    The Board of Directors of Default Proof Credit Card System, Inc. (OTC-BB:DPRS) on an Extraordinary Meeting held today February 1, 1999, after the casting and tallying of the votes submitted from January 14. 1999 to this date by the Company's shareholders resulting in the approval of the proposed ten-for one reverse split by a 99% of all the votes received, has unanimously voted to implement a ten-for-one reverse split of the Company's Common Stock. The reverse stock split will become

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    effective  as of the close of business  on February 4, 1999.  On February 5,
    1999 for each pre-split ten (10) shares of the Company's Common Stock $0.001 par value the holder of record will receive one post-split share of the Company's Common stock $0.01 par value per post split share. The new stock certificates will have a new cusip number 244626 40 4. The new certificates will be issued in the normal course of business whenever the appropriate transfer is requested by the shareholders. Fractional shares resulting from the reverse stock split will be settled in cash at the shares closing price of the shares traded at the close of business of the effective date February 4, 1999. The reverse split will decrease the number of shares outstanding, but not the value of shares held by the shareholders. Shareholders will maintain the same percentage of equity as before the split. The Company will make a news release through the news media, Business Wire, Wall Street Journal, etc., for the general public information.

                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on its behalf by the undersigned hereunto duly authorized.

                            Default Proof Credit Card System,Inc.
                            (Registrant)
Date: February 1, 1999
                             By: /s/  Vincent Cuervo
                             --------------------------------
                             Vincent Cuervo,President & CEO